Moody National REIT I, Inc. POS EX

Exhibit 23.1

CONSENT OF INDEPDENDENT VALUATION ADVISOR

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-207805) of Moody National REIT I, Inc. (the “Company”) of the reference to our name only (as Hospitality Valuation Services) and the description of our role as the appraiser under the heading “Market for Registrant’s Common Equity, Related Stockholder Matters and Purchases of Equity Securities — Estimated Value Per Share — Valuation Summary” in the Company’s Annual Report on Form 10-K.

/s/ HVS Consulting and Valuation a division of TS Worldwide, LLC.

Fort Collins Colorado

April 29, 2016